Exhibit 99.1

Independent Auditors’ Report

To the Board of Trustees and shareholders of Starwood Waypoint Residential Trust

Oakland, CA

We have audited the accompanying statement of revenues and certain operating expenses of the Fund XI Portfolio for the period from March 5, 2013 (inception) to December 31, 2013, and the related notes (the “historical summary”).

Management’s Responsibility for the Historical Summary

Management is responsible for the preparation and fair presentation of the historical summary in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the historical summary that is free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the historical summary based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the historical summary is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the historical summary. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the historical summary, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to Fund XI Portfolio’s preparation and fair presentation of the historical summary in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Fund XI Portfolio’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the historical summary.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the historical summary referred to above presents fairly, in all material respects, the revenues and certain operating expenses described in Note 1 to the historical summary of the Fund XI Portfolio for the period from March 5, 2013 (inception) to December 31, 2013, in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

We draw attention to Note 1 to the historical summary, which describes that the accompanying historical summary was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in the Current Report on Form 8-K, as amended, of Starwood Waypoint Residential Trust) and is not intended to be a complete presentation of Fund XI Portfolio’s revenues and expenses. Our opinion is not modified with respect to this matter.

/s/ DELOITTE & TOUCHE LLP

New York, NY

May 14, 2014

FUND XI PORTFOLIO

STATEMENT OF REVENUES AND CERTAIN OPERATING EXPENSES

FOR THE PERIOD FROM MARCH 5, 2013 (INCEPTION) TO DECEMBER 31, 2013

(in thousands)

For the Period from March 5, 2013 (inception) to December 31, 2013
Revenues
Rental revenues	$4,079
Certain operating expenses
Property operating and maintenance	3,095
Real estate taxes and insurance	1,140

Total operating expenses	4,235

Certain operating expenses in excess of revenues	$(156)

See accompanying notes.

FUND XI PORTFOLIO

NOTES TO STATEMENT OF REVENUES AND CERTAIN OPERATING EXPENSES

FOR THE PERIOD FROM MARCH 5, 2013 (INCEPTION) TO DECEMBER 31, 2013

1. Background and Basis of Presentation

The accompanying statement of revenues and certain operating expenses present the results of operations for the period from March 5, 2013 (inception) to December 31, 2013 of 707 single family residences (the “Fund XI Portfolio”) acquired by a wholly-owned subsidiary of Starwood Waypoint Residential Trust (the “Company”) from a related-party seller, Waypoint Borrower, LLC, on March 3, 2014 for approximately $144.0 million. The Fund XI Portfolio includes properties located in Arizona, California, Florida, Georgia, Illinois, Nevada and Texas.

The accompanying statement of revenues and certain operating expenses (“Historical Summary”) has been prepared for the purpose of complying with the provisions of Rule 3-14 of Regulation S-X promulgated by the Securities and Exchange Commission and for inclusion in this Current Report on Form 8-K/A of the Company. Accordingly, the Historical Summary is not intended to be a complete presentation of the revenues and expenses of the Fund XI Portfolio for the period from March 5, 2013 (inception) to December 31, 2013 as certain operating expenses, primarily depreciation and amortization expense, interest expense and other costs not comparable to the proposed future operations of the Fund XI Portfolio have been excluded. The reported financial information in the Historical Summary will not be necessarily indicative of future operating results.

In preparation of the accompanying Historical Summary, subsequent events were evaluated through May 14, 2014, the date the Historical Summary was issued.

Use of Estimates

The preparation of the Historical Summary in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions of the reported amounts of revenues and certain operating expenses during the reporting period. Actual results could differ from those estimates used in the preparation of the Historical Summary.

2. Summary of Significant Accounting Policies

Revenue Recognition

Rental revenue attributable to residential leases is recorded when due from residents. Rental revenue, net of concessions, is recognized on a straight-line basis over the term of the lease. The initial term of the Fund XI Portfolio residential leases is generally one to two years, with renewals upon consent of both parties on an annual or monthly basis.

The Fund XI Portfolio periodically evaluates the collectability of its resident and other receivables and records an allowance for doubtful accounts for any estimated probable losses. This allowance is estimated based on the aging and collectability of the receivables. The Fund XI Portfolio generally does not require collateral other than resident security deposits.

Property Operating Expenses

Property operating expenses represent the direct expenses of operating the property and include maintenance, utilities, property management fees, repairs, and insurance costs that are expected to continue in the ongoing operations of the Fund XI Portfolio. Expenditures for maintenance and repairs are charged to operations as incurred.

FUND XI PORTFOLIO

NOTES TO STATEMENT OF REVENUES AND CERTAIN OPERATING EXPENSES

FOR THE PERIOD FROM MARCH 5, 2013 (INCEPTION) TO DECEMBER 31, 2013

3. Rental Revenue

Future Minimum Rental Revenue

The future minimum rents to be received under the current lease agreements as of December 31, 2013 are as follows:

2014	$10,149
2015	3,830
2016	—

Total	$13,979

4. Commitment and Contingencies

Litigation

The Fund XI Portfolio may be subject to legal claims in the ordinary course of business. The Company is not aware of any pending legal proceedings of which the outcome is reasonably possible to have a material effect on Fund XI Portfolio’s results of operations.

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